EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-164994, 333-193041, 333-193042, and 333-234426 on Form S-8 of our reports dated August 28, 2020, relating to the consolidated financial statements and financial statement schedule of Flexsteel Industries, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Flexsteel Industries, Inc. for the year ended June 30, 2020.

/s/ Deloitte & Touche LLP

Minneapolis, MN

August 28, 2020